                                                                     EXHIBIT (1)

                             SUBSCRIPTION AGREEMENT

     For and in consideration of the mutual agreements herein contained, ___________ (the "Subscriber") hereby agrees to purchase from Ambassador Funds (the "Fund"), a Delaware business trust, and the Fund agrees to sell to the Subscriber _____ shares of beneficial interest of the Fund, no par value, at the price of $_______ per share, upon the following terms and conditions.

     1. The Subscriber agrees to pay $________ to the Fund upon demand.

     2. The Fund will not issue any securities or receive any of the proceeds of this subscription until subscriptions identical in form to this one have been made by not more than twenty-five (25) persons (which persons shall include the Subscriber) to purchase from the Fund securities for an aggregate net amount, which plus the Fund's then net worth will equal at least $100,000.

     3. Unless such aggregate net amount is paid to the Fund and the Fund then has $100,000 of net worth within 90 days after _____, the date on which the registration statement filed under the Securities Act of 1933 with respect to the Fund's capital stock became effective, then this subscription shall become null and void and the full amount paid in by the subscriber will be refunded to the Subscriber on demand without any deduction.

     4. In the event that such aggregate net amount of cash has been paid in and the Fund has a net worth of at least $100,000 within 90 days after such registration statement has become effective, then this subscription shall be in full force and effect and the Fund may retain all funds tendered to it.

     5. The Subscriber agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

     6. It is understood that said aggregate net amount will be paid in to the Fund before any subscriptions for Fund capital stock will be accepted from any person in excess of twenty-five (25).

                                        SUBSCRIBER:


Date:___________________                ______________________________
                                        Print Name:

                                        SUBSCRIPTION AGREED TO:

                                        AMBASSADOR FUNDS

Date:___________________                By:___________________________
                                        Name:_________________________
                                        Title:________________________